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Exhibit 99


Admiralty Bancorp, Inc. Announces 2001 Earnings

PALM BEACH GARDENS, FLORIDA, January 15, 2002 ... Admiralty Bancorp, Inc., (NASDAQ NM: AAAB) parent company of Admiralty Bank announced today its year end and fourth quarter results for 2001. Admiralty Bancorp reported a fourth quarter net profit of $490,000, or $0.09 per share basic and diluted, and an annual profit of $1,424,000, or $0.30 per share basic and $0.28 per share diluted. This compares to a profit of $50,000, or $0.02 per share basic and diluted, and $606,000, or $0.19 per share basic and diluted in the respective periods one year ago.

For the fourth quarter of 2001, the Company's total interest income increased 44% over the fourth quarter of 2000, to $8,110,000 from $5,640,000. Interest income increased 81% to $30,363,000 for the full year 2001 compared to $16,780,000 in 2000. This growth in interest income reflects the increase in the Company's assets as the management team's focus in 2001 remained on quality internal growth.

The Company's interest expense increased 14% in the fourth quarter of 2001 over the fourth quarter of 2000, to $3,399,000 in 2001 from $2,979,000. Interest expense increased 85%, to $14,709,000, for the full year 2001 from $7,965,000 in 2000. This increase is attributable to growth in the deposit portfolio, as demonstrated in the table below, and to a change in the mix of the deposit base as the Company utilized additional short-term time deposits and money market accounts to fund the continued dramatic loan growth. The average balance of money market accounts and time deposits increased $58 million and $121 million, respectively, in the fourth quarter of 2001 compared to the same period of 2000, and $48 million and $130 million respectively for the full year 2001 as compared to 2000. During 2001 the Company opened five new branches to attract additional low cost core deposits. The average balance of non-interest bearing demand deposits increased $23,753,000, or 66%, in the fourth quarter of 2001 and $18,344,000, or 56%, for the full year 2001 as compared to the same periods in 2000. The Company's cost of funds for the fourth quarter of 2001 was 3.0% compared to 5.0% in the fourth quarter of 2000 and the cost of funds for the full year 2001 was 3.9% as compared to a cost of funds of 4.4% for 2000, reflecting the change in the deposit mix and lower interest rates between these periods.
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The Company's assets have continued to grow over the past twelve months as indicated by the following figures:

                                                            12/31/00                   12/31/01            % Increase
                                                         ---------------            --------------      ----------------
Total Shareholders' Equity                               $    28,718,000            $   43,286,000                    51%

Total Shares Outstanding*                                      3,939,944                 5,282,485                    34%

Book Value per Share                                     $          7.29            $         8.19                    12%

Tangible Book Value per Share **                         $          6.36            $         7.54                    19%

Net Income                                               $       606,000            $    1,424,000                   135%

Earnings per Share - basic/diluted                       $    0.19/$0.19            $   0.30/$0.28              58% / 47%

Total Loans                                              $ 221.0 million            $395.3 million                    79%

Total Deposits                                           $ 261.3 million            $449.1 million                    72%

Total Assets                                             $ 301.4 million            $497.6 million                    65%

Branches                                                               5                        10                   100%

Stock Price (December month end closing price)           $          8.57            $        22.70                   165%

* The December 31, 2000 shares assumes the conversion of 117,500 Class A shares into 132,670 Class B shares.
    At December 31, 2001 all shares outstanding are Class B shares.
** Tangible book value per share is total shareholders' equity less the sum of goodwill, loan servicing assets and lease acquisition costs, divided by total shares outstanding.

Through 2001 the Company continued to demonstrate the ability to achieve rapid growth and simultaneously produce a profit. The Company generated pre-tax income of $2,330,000 in 2001. The $2,330,000 pre-tax income is net of $1,025,000 in depreciation and amortization expenses and a $2,528,000 provision to the allowance for loan losses to support the larger loan portfolio. The ratio of non-accrual loans to total loans was 0.13% at December 31, 2001 compared to 0.18% at December 31, 2000 and the ratio of non-performing assets to total assets was 0.19% at December 31, 2001 and 0.18% at December 31, 2000.

Mr. Kevin Sacket, Treasurer of Admiralty Bancorp, Inc. stated, "Having accomplished the goal of maximizing the investment of our existing capital, the Company's primary emphasis will shift to earnings. Our goals for 2002 are geared toward maintaining a high quality loan portfolio and improving the deposit mix as our new branches grow and mature. We look forward to reporting our future results as we enter this new phase in our business plan."

Mr. Ward Kellogg, President and CEO of the Company, said, "2001 was an outstanding year for Admiralty Bank as demonstrated by our financial results across the board. Our Board and management team has consistently exceeded all goals. We have now achieved a size, as a community bank, where we can provide superior customer service on a personal level, with the ability to handle the full needs of our customers. We can achieve this while we provide very favorable financial results for our shareholders. Now with the asset size to support us, we will continue to focus our efforts in 2002 on excellent service to our customers and on profitability. The entire Admiralty Bank family again offers our sincerest thanks and we submit our
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outstanding results as a tribute to the steadfast support of our shareholders and the inspiring loyalty of our great customers."

Admiralty Bancorp, Inc. is the parent company of Admiralty Bank. Admiralty Bank is a Florida chartered commercial bank operating through its main office in Palm Beach Gardens, Florida and nine branch offices located in Altamonte Springs, Boca Raton, Cocoa Beach, Fort Lauderdale, Juno Beach, Jupiter, Melbourne and Orlando, Florida. The Bank is a full service financial institution, catering to the needs of businesses, professionals, and private banking clients. Admiralty Bancorp, Inc. also owns an interest in Admiralty Insurance Services, LLC. Admiralty Insurance Services is a limited liability corporation providing a full range of insurance services to Admiralty Bank customers and the public.

"Safe Harbor" Statement under the private Securities Litigation Reform Act of 1995: Certain of these statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward looking statements, including the uncertainties inherent in the process of auditing and making end-of-year adjustments to a corporation's financial statements. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Contact Information
Kevin M. Sacket, Treasurer
561/624-4701